Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group, Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 4 to the Registration Statement on Form S-4 of our report dated September 14, 2007 on the financial statements of InterAmerican Acquisition Group, Inc. as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from May 10, 2005 (inception) to December 31, 2005, which appears in such Prospectus.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 24, 2009